Exhibit 3.2

CORENERGY INFRASTRUCTURE TRUST, INC.

ARTICLES OF AMENDMENT

CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended to provide that:

Upon the Effective Time (as defined below), the par value of the shares of common stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be decreased from $0.005 per share to $0.001 per share.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).  Pursuant to Section 2-605(a)(2) of the MGCL, no stockholder approval was required.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall be effective at 5:02 p.m. Eastern Standard Time on December 1, 2015 (the “Effective Time”).

FIFTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its Chief Executive Officer and President and attested to by its Secretary this 1st day of December, 2015.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
David J. Schulte
President and Chief Executive Officer

ATTEST:

/s/ Rebecca M. Sandring
Rebecca M. Sandring
Secretary